                                                                   EXHIBIT 99.11

                                    CONSENT
                                       OF
                             MONTGOMERY SECURITIES

Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94104

Members of the Board:

  We hereby consent to the inclusion of (i) our opinion letter to the Board of Directors of Wells Fargo & Company ("Wells Fargo") as Appendix F to the Joint Proxy Statement/Prospectus of Wells Fargo and First Interstate Bancorp ("First Interstate") relating to the proposed merger transaction involving Wells Fargo and First Interstate, and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled "SUMMARY-- Opinions of Wells Fargo Financial Advisors," "THE MERGER--Background of the Merger," "THE MERGER--Reasons of Wells Fargo for the Merger; Recommendation of the Wells Fargo Board of Directors" and "THE MERGER--Opinions of Wells Fargo Financial Advisors--Opinions of Montgomery." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                             /s/ Montgomery Securities
                                                 ----------------------
                                                  MONTGOMERY SECURITIES

February 2, 1996